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TABLE OF CONTENTS Prospectus Supplement

Filed pursuant to Rule 424(b)(5)
Registration No. 333-213765

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee(1)

Common Stock, par value $0.001 per share	$1,000,000,000	$124,500

(1)
The filing fee, calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 26, 2017)

Up to $1,000,000,000

Common Stock

          We may issue, offer and sell shares of our common stock, par value $0.001 per share, referred to herein as the "common stock," having an aggregate sales price of up to $1,000,000,000 over a period of time and from time to time through Wells Fargo Securities, LLC, or "Wells Fargo," Citigroup Global Markets Inc., or "Citigroup" and J.P. Morgan Securities LLC, or "J.P. Morgan," as our sales agents under an equity distribution agreement. We refer to each of Wells Fargo, Citigroup and J.P. Morgan in their capacity as agent as a "sales agent" and collectively as the "sales agents." The equity distribution agreement provides that, in addition to the issuance and sale of common stock by us through the sales agents, we also may enter into forward sale agreements between us and each of Wells Fargo Bank, National Association, an affiliate of Wells Fargo, Citibank, N.A., an affiliate of Citigroup and JPMorgan Chase Bank, National Branch, an affiliate of J.P. Morgan. We refer to each of these entities, when acting in such capacity, as a "forward purchaser" and collectively as the "forward purchasers." In connection with each forward sale agreement, the relevant forward purchaser will, at our request, borrow from third parties and, through its relevant agent, sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the forward sale agreement to hedge the forward sale agreement. We refer to each of Wells Fargo, Citigroup and J.P. Morgan, when acting as the agent for a forward purchaser, as a "forward seller" and collectively as the "forward sellers." In no event will the aggregate sales price of shares of our common stock sold through the sales agents under the equity distribution agreement and through the forward sellers under any forward sale agreements exceed $1,000,000,000. The offering of our common stock pursuant to the equity distribution agreement will terminate upon the earliest of (1) the sale, under the equity distribution agreement, of shares of our common stock with an aggregate sales price of $1,000,000,000, (2) September 23, 2019 (provided that the equity distribution agreement will continue in effect for the duration of, and solely with respect to, any forward sale agreement entered into, but not yet settled, before September 23, 2019) and (3) termination by us or the relevant sales agent any time upon two days' notice, solely with respect to such sales agent.

          We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. We expect to receive proceeds from the sale of shares of our common stock upon future physical settlement of the relevant forward sale agreement with the relevant forward purchaser on dates specified by us on or prior to the maturity date of the relevant forward sale agreement. If we elect to cash settle or net share settle a forward sale agreement, we may not (in the case of cash settlement) or will not (in the case of net share settlement) receive any proceeds, and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser. See "Plan of Distribution (Conflicts of Interest)" in this prospectus supplement.

          The shares of our common stock will be offered at market prices prevailing at the time of sale. We will pay each sales agent a commission of up to 2% of the sales price of all shares of our common stock sold through it as our sales agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of the shares. In connection with each forward sale agreement, the relevant forward seller will receive, reflected in a reduced initial forward price payable by the relevant forward purchaser under its forward sale agreement, a commission of up to 2% of the sales price of all borrowed shares of our common stock sold during the applicable period by it as a forward seller.

          Our common stock is listed and trades on the New York Stock Exchange, or the "NYSE," under the symbol "DUK." On February 16, 2018, the closing price of our common stock on the NYSE was $76.70 per share.

          Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Wells Fargo Securities	Citigroup	J.P. Morgan

The date of this prospectus supplement is February 20, 2018.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the sales agents, forward sellers and the forward purchasers have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents, forward sellers and forward purchasers are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

          If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

          It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you to in "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

          Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

          The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in our common stock involves risks. See "Risk Factors" in this prospectus supplement.

 Duke Energy Corporation

          Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure, Gas Utilities and Infrastructure, and Commercial Renewables.

          Duke Energy's Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Duke Energy's Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 7.5 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 95,000 square miles across six states with a total estimated population of 24 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy's Electric Utilities and Infrastructure segment is also a joint owner in certain electric transmission projects.

          Duke Energy's Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc., referred to herein as "Piedmont," and Duke Energy Ohio, Inc. Duke Energy's Gas Utilities and Infrastructure segment, which serves residential, commercial, industrial and power generation natural gas customers, has over 1.5 million customers, including more than 1 million customers located in North Carolina, South Carolina and Tennessee, and approximately 500,000 additional customers located within southwestern Ohio and northern Kentucky.

          Duke Energy's Commercial Renewables segment primarily acquires, builds, develops and operates wind and solar renewable generation throughout the continental U.S. The portfolio includes nonregulated renewable energy and energy storage businesses. This segment's renewable energy includes utility-scale wind and solar generation assets which total 2,900 megawatts across 14 states from 21 wind farms and 63 commercial solar farms. Revenues are primarily generated by selling the power produced from renewable generation through long-term contracts to utilities, electric cooperatives, municipalities and commercial and industrial customers. In most instances, these customers have obligations under state-mandated renewable energy portfolio standards or similar state or local renewable energy goals.

          Duke Energy is a Delaware corporation. The address of Duke Energy's principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and its telephone number is (704) 382-3853. Duke Energy's common stock is listed and trades on the NYSE under the symbol "DUK."

          The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption "Where You Can Find More Information" in this prospectus supplement.

 THE OFFERING

Issuer	Duke Energy Corporation
Shares of Common Stock Offered from time to time	Shares of our common stock, par value $0.001 per share, having an aggregate sales price of up to $1,000,000,000.
Use of Proceeds	We currently intend to use the net proceeds that we receive upon the issuance and sale of shares of our common stock by us to or through the sales agents for general corporate purposes.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the forward sellers in connection with any forward sale agreement as a hedge of the forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for general corporate purposes.
See "Use of Proceeds."
Conflicts of Interest
The forward purchasers will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under Financial Industry Regulatory Authority, Inc., or "FINRA," Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.
Listing	Our common stock is listed on the NYSE under the symbol "DUK."
Risk Factors	Investing in our common stock involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

RISK FACTORS

          You should carefully consider the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission, or the "SEC," and is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Settlement provisions contained in any forward sale agreement subject us to certain risks

          A forward purchaser will have the right to accelerate a forward sale agreement (with respect to all or any portion of the transaction under such forward sale agreement that such forward purchaser determines is affected by such event) and require us to settle on a date specified by such forward purchaser if:

  •
  such forward purchaser is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) sufficient shares of our common stock to hedge its position under the relevant forward sale agreement at a rate equal to or less than an agreed maximum stock borrowing rate;

  •
  such forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the applicable forward sale agreement) with respect to certain ownership restrictions and related filing requirements under federal securities laws, Delaware corporate laws or other applicable laws and regulations, as applicable;

  •
  we declare a dividend or distribution on shares of our common stock that constitutes an extraordinary dividend (as defined in the applicable forward sale agreement);

  •
  there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the applicable forward sale agreement); or

  •
  certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the applicable forward sale agreement, certain bankruptcy events (excluding certain insolvency filings by us or an appropriate authority) or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of such forward sale agreement).

          A forward purchaser's decision to exercise its right to accelerate the settlement of any forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement.

          We expect that any forward sale agreement will settle by the settlement date specified in such forward sale agreement; however, such forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. The applicable forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of such forward sale agreement, delivery of shares of our common stock in connection with such physical settlement or, to the extent we are obligated to deliver shares of our common stock, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular forward sale agreement, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate's obligation to return the shares of our common stock borrowed from third parties in connection with the related sales of shares of our common stock. In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of shares of our common stock over such time, thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash such forward purchaser would owe us) upon a cash settlement of such forward sale agreement or increasing the number of shares of our common stock we would deliver to such forward purchaser (or decreasing the number of shares of our common stock such forward purchaser would deliver to us) upon net share settlement of such forward sale agreement.

          The forward sale price we expect to receive upon physical settlement of any forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate less a spread, and will be decreased on certain dates by amounts related to expected dividends on shares of our common stock during the term of the applicable forward sale agreement. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. If the market value of shares of our common stock during the relevant unwind period under a particular forward sale agreement is above the forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under the relevant forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment. If the market value of shares of our common stock during the relevant unwind period under a particular forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by a forward purchaser under the applicable forward sale agreement or, in the case of net share settlement, we would receive from such forward purchaser a number of shares of our common stock having a value equal to the difference. See "Plan of Distribution (Conflicts of Interest) — Sales Through Forward Sellers" for information on the forward sale agreements.

In certain bankruptcy or insolvency events, any forward sale agreements will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common stock.

          If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights or if an appropriate regulatory or other authority takes similar action, any forward sale agreements that are then in effect will automatically terminate. If any such forward sale agreement so terminates, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered, and the relevant forward purchaser would be discharged from its obligation to pay the forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which any forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the forward sale price per share in respect of those shares of our common stock.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or the "Exchange Act." Forward-looking statements are based on management's beliefs and assumptions and can often be identified by terms and phrases that include "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook" or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These factors include, but are not limited to:

  •
  State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, including those related to climate change, as well as rulings that affect cost and investment recovery or have an impact on rate structures or market prices;

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  The extent and timing of costs and liabilities to comply with federal and state laws, regulations, and legal requirements related to coal ash remediation, including amounts for required closure of certain ash impoundments, are uncertain and difficult to estimate;

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  The ability to recover eligible costs, including amounts associated with coal ash impoundment retirement obligations and costs related to significant weather events, and to earn an adequate return on investment through rate case proceedings and the regulatory process;

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  The costs of decommissioning Crystal River Unit 3 and other nuclear facilities could prove to be more extensive than amounts estimated and all costs may not be fully recoverable through the regulatory process;

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  Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

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  Industrial, commercial and residential growth or decline in service territories or customer bases resulting from sustained downturns of the economy and the economic health of our service territories or variations in customer usage patterns, including energy efficiency efforts and use of alternative energy sources, such as self-generation and distributed generation technologies;

  •
  Federal and state regulations, laws and other efforts designed to promote and expand the use of energy efficiency measures and distributed generation technologies, such as private solar and battery storage, in Duke Energy service territories could result in customers leaving the electric distribution system, excess generation resources as well as stranded costs;

  •
  Advancements in technology;

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  Additional competition in electric and natural gas markets and continued industry consolidation;

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  The influence of weather and other natural phenomena on operations, including the economic, operational and other effects of severe storms, hurricanes, droughts, earthquakes and tornadoes, including extreme weather associated with climate change;

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  The ability to successfully operate electric generating facilities and deliver electricity to customers including direct or indirect effects to the company resulting from an incident that affects the U.S. electric grid or generating resources;

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  The ability to complete necessary or desirable pipeline expansion or infrastructure projects in our natural gas business;

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  Operational interruptions to our natural gas distribution and transmission activities;

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  The availability of adequate interstate pipeline transportation capacity and natural gas supply;

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  The impact on facilities and business from a terrorist attack, cybersecurity threats, data security breaches, and other catastrophic events such as fires, explosions, pandemic health events or other similar occurrences;

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  The inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks, including the financial stability of third-party service providers;

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  The timing and extent of changes in commodity prices and interest rates and the ability to recover such costs through the regulatory process, where appropriate, and their impact on liquidity positions and the value of underlying assets;

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  The results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, interest rate fluctuations and general economic conditions;

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  Credit ratings of Duke Energy or its subsidiaries may be different from what is expected;

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  Declines in the market prices of equity and fixed-income securities and resultant cash funding requirements for defined benefit pension plans, other post-retirement benefit plans and nuclear decommissioning trust funds;

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  Construction and development risks associated with the completion of Duke Energy's or its subsidiaries' capital investment projects, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from customers in a timely manner, or at all;

  •
  Changes in rules for regional transmission organizations, including changes in rate designs and new and evolving capacity markets, and risks related to obligations created by the default of other participants;

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  The ability to control operation and maintenance costs;

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  The level of creditworthiness of counterparties to transactions;

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  Employee workforce factors, including the potential inability to attract and retain key personnel;

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  The ability of our subsidiaries to pay dividends or distributions to Duke Energy Corporation;

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  The performance of projects undertaken by our nonregulated businesses and the success of efforts to invest in and develop new opportunities;

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  The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

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  Substantial revision to the U.S. tax code, such as changes to the corporate tax rate or material change in the deductibility of interest;

  •
  The impact of potential goodwill impairments;

  •
  The ability to successfully complete future merger, acquisition or divestiture plans; and

  •
  The ability to implement our business strategy.

          Additional risks and uncertainties are identified and discussed in our reports filed with the SEC and available at the SEC's website. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

          We currently intend to use the net proceeds that we receive upon the issuance and sale of shares of our common stock by us to or through the sales agents for general corporate purposes.

          We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement as a hedge of the forward sale agreement. In the event of full physical settlement of a forward sale agreement, which we expect to occur on or prior to the maturity date of the forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the initial forward price under the forward sale agreement and the number of shares of our common stock underlying the forward sale agreement, subject to the price adjustment and other provisions of the forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for the purposes provided in the immediately preceding paragraph. If, however, we elect to cash settle or net share settle any forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower than the product set forth in the second preceding sentence (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common stock (in the case of any net share settlement) to the relevant forward purchaser. See "Plan of Distribution (Conflicts of Interest) — Conflicts of Interest."

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

          We have entered into an equity distribution agreement with the sales agents, the forward sellers and the forward purchasers under which we may issue and sell over a period of time and from time to time shares of our common stock having an aggregate sales price of up to $1,000,000,000 through the sales agents. Further, the equity distribution agreement provides that, in addition to the issuance and sale of shares of our common stock by us through the sales agents, we may deliver instructions to such sales agent specifying that such sales agent, as a forward seller, use its commercially reasonable efforts to sell, from time to time, shares of our common stock borrowed by or on behalf of the applicable forward purchaser in connection with one or more forward sale agreements as described below. In no event will the aggregate sales price of shares of our common stock sold through the sales agents under the equity distribution agreement and through the forward sellers under any forward sale agreements exceed $1,000,000,000.

          Sales of the shares of our common stock, if any, under the equity distribution agreement will be made in "at the market" offerings as defined in Rule 415 of the Securities Act, including sales made directly on the NYSE, the existing trading market for shares of our common stock, or sales made to or through a market maker or through an electronic communications network. In addition, shares of our common stock may be offered and sold by such other methods, including privately negotiated transactions, as we and any sales agent (and any related forward seller and forward purchaser) agree to in writing. The sales agents will not engage in any transactions that stabilize our common stock.

          We have agreed to pay all expenses in connection with the equity distribution agreement, any forward sale agreements and the offerings hereby, including the reasonable fees and disbursements of Sidley Austin LLP in connection with the transactions contemplated by this prospectus supplement .

          In connection with the sale of our common stock as contemplated in this prospectus supplement, the sales agents, forward sellers and/or forward purchasers each may be deemed to be "underwriters" within the meaning of the Securities Act, and the compensation paid to a sales agent, forward seller or forward purchaser may be deemed to be an underwriting commission or discount. We have agreed to indemnify the sales agents, the forward sellers and the forward purchasers against certain liabilities, including liabilities under the Securities Act.

          We intend to report to the SEC at least quarterly (1) the number of shares of our common stock sold through the sales agents in connection with at-the-market sales as described below under "— Sales Through Sales Agents," (2) the number of borrowed shares of our common stock sold by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreements as described below under "— Sales Through Forward Sellers" and (3) the net proceeds received by us in connection with transactions described in clauses (1) and (2).

          Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents may agree upon. The offering of our common stock pursuant to the equity distribution agreement will terminate upon the earliest of (1) the sale, under the equity distribution agreement, of shares of our common stock with an aggregate sales price of $1,000,000,000, (2) September 23, 2019 (provided that the equity distribution agreement will continue in effect for the duration of, and solely with respect to, any forward sale agreement entered into, but not yet settled, before September 23, 2019) and (3) termination by us or the relevant sales agent any time upon two days' notice, solely with respect to such sales agent.

Sales Through Sales Agents

          From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may deliver instructions to any of the sales agents regarding a proposed sale of shares of our common stock. Upon receipt of instructions from us, and subject to the terms and conditions of the equity distribution agreement, each sales agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the amount of shares of our common stock specified in our instructions. We or the relevant sales agent may suspend the offering of shares of our common stock at any time upon proper notice to the other, upon which the selling period will immediately terminate.

          Settlement for sales of shares of our common stock will occur on the second trading day following the date on which the sales were made, or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to in writing by us and the relevant sales agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The obligation of each sales agent under the equity distribution agreement to sell shares of our common stock pursuant to our instructions is subject to a number of conditions, which each sales agent reserves the right to waive in its sole discretion.

          Each sales agent will receive from us a commission of up to 2% of the sales price per share for any shares sold through it as our sales agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of such shares.

          Under the terms of the equity distribution agreement, we may also sell shares of our common stock to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell shares of our common stock to the sales agents as principal, we will enter into a separate written agreement with the applicable sale agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Sales Through Forward Sellers

          From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may enter into one or more forward sale agreements with a forward purchaser and deliver instructions to its agent under the equity distribution agreement in its capacity as forward seller thereunder. Upon receipt by a forward seller of an instruction from us requesting that it execute sales of borrowed shares of common stock as a forward seller in connection with the applicable forward sale agreement and subject to the terms and conditions of the equity distribution agreement, the relevant forward purchaser will attempt to borrow, and the relevant forward seller will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, such shares of our common stock to hedge such forward purchaser's exposure under such forward sale agreement. We or the relevant forward seller may immediately suspend the offering of shares of our common stock at any time upon proper notice to the other party.

          We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares of our common stock in the market, will generally occur on the second trading day following each date the sales are made or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to in writing by us and the relevant forward seller. The obligation of the relevant forward seller under the equity distribution agreement to execute such sales of shares of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

          In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward price payable by the relevant forward purchaser under the related forward sale agreement, commissions of up to 2% of the sales price of all borrowed shares of common stock sold during the applicable forward hedge selling period by it as a forward seller. We refer to this commission rate as the forward hedge selling commission rate. The forward hedge selling period will be the period beginning on the trade date and ending on a date specified in the relevant forward sale agreement, or an earlier date under certain circumstances.

          The initial forward price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward hedge selling commission rate and (2) the adjusted volume-weighted hedge price per share at which the borrowed shares of common stock were sold pursuant to the equity distribution agreement by the relevant forward seller. Thereafter, the forward sale price will be subject to adjustment as described below.

          The forward sale agreements, if any, will provide that the forward sale price, as well as the volume-weighted hedge price used to calculate the initial forward price, will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the federal funds rate, less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on shares of our common stock during the term of the particular forward sale agreement. If the federal funds rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price.

          Before settlement of a particular forward sale agreement, we expect that the shares of our common stock issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period). Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of our shares of common stock is above the applicable forward sale price. However, if we decide to physically or net share settle any forward sale agreement, any delivery of shares of our common stock by us upon any physical or net share settlement of such forward sale agreement will result in dilution to our earnings per share and return on equity.

          Except under limited circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.

          If we elect to physically settle any forward sale agreement by issuing and delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement. In the event we elect to cash settle or net share settle, the settlement amount will be generally related to (1) (a) the weighted average price per share at which the relevant forward purchaser or its affiliate purchases shares of our common stock on each exchange business day during the relevant unwind period for such settlement under that particular forward sale agreement minus (b) the applicable forward sale price, as specified in the applicable forward sale agreement; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such cash settlement or net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate's, hedge position in respect of that particular forward sale agreement. The purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or prevent a decrease over time), thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser owes us) upon cash settlement or increasing the number of shares of our common stock that we are obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of our common stock that the relevant forward purchaser is obligated to deliver to us) upon net share settlement of the particular forward sale agreement. See "Risk Factors."

          A forward purchaser will have the right to accelerate its forward sale agreement (with respect to a transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to physically settle or, if we so elect and the forward purchaser permits our election, cash settle or net share settle on a date specified by the relevant forward purchaser if: (1) such forward purchaser is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) sufficient shares of our common stock to hedge its position under the relevant forward sale agreement at a rate equal to or less than an agreed maximum stock borrowing rate; (2) a forward purchaser determines that it has an excess Section 13 ownership position or an excess regulatory ownership position (as such terms are defined in the applicable forward sale agreement) with respect to certain ownership restrictions and related filing requirements under federal securities laws, Delaware corporate laws or other applicable laws and regulations, as applicable; (3) we declare a dividend or distribution on shares of our common stock that constitutes an extraordinary dividend (as defined in the applicable forward sale agreement); (4) there occurs a public announcement of an event or transaction that, if consummated, would result in a merger event, tender offer, nationalization, delisting or change in law (in each case, as determined pursuant to the terms of the particular forward sale agreement); or (5) certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into any forward sale agreement, certain bankruptcy events (excluding certain insolvency filings by us or an appropriate authority) or a market disruption event during a specified period that lasts for more than eight scheduled trading days (in each case, as determined pursuant to the terms of such forward sale agreement). The relevant forward purchaser's decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement. See "Risk Factors."

Other Relationships

          The sales agents and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

          In addition, in the ordinary course of their business activities, the sales agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

          The sales agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Public Offering Outside of the United States

          Other than in the United States, no action has been taken that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Conflicts of Interest

          The forward purchasers will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under FINRA Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Listing on the New York Stock Exchange

          Our common stock is listed and trades on the NYSE under the symbol "DUK."

 LEGAL MATTERS

          The validity of our common stock will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation. Certain legal matters with respect to the offering will be passed upon for Duke Energy Corporation by Hunton & Williams LLP, New York, New York. Sidley Austin LLP, New York, New York, has acted as counsel to the sales agents, forward sellers and forward purchasers. Sidley Austin LLP acts and, in the past has acted, as counsel to Duke Energy Corporation and certain of its subsidiaries in connection with various matters.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC's website at http://www.sec.gov.

          The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. We incorporate by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2016;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017; and

  •
  Current Reports on Form 8-K filed on February 23, 2017, March 17, 2017, May 10, 2017, June 1, 2017, June 14, 2017, August 10, 2017, August 25, 2017, August 25, 2017, August 29, 2017, November 24, 2017 and December 14, 2017.

          We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

Prospectus

Duke Energy Corporation

Common Stock
Debt Securities

        From time to time, we may offer the securities described in the prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

        We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "DUK."

        Investing in our securities involves risks. You should carefully consider the information in the section entitled "Risk Factors" contained in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in any of our securities.

        We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2017.

Prospectus

REFERENCES TO ADDITIONAL INFORMATION

        This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the Securities and Exchange Commission's, or SEC's, public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

        See "Where You Can Find More Information" in this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Duke Energy filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, we are registering an unspecified amount of our common stock and debt securities, and may issue any of such securities in one or more offerings.

        This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

i

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our management's beliefs and assumptions and can often by identified by terms and phrases that include "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook," or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized.

        In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

THE COMPANY

        Duke Energy, together with its subsidiaries, is a diversified energy company with operations in three primary business segments: Regulated Utilities, Commercial Portfolio, and International Energy. Through these businesses, we supply, deliver and process energy for customers in the United States and selected international markets.

        Duke Energy's Regulated Utilities segment consists of regulated generation and electric and gas transmission and distribution systems. The segment's generation portfolio includes a balanced mix of energy resources having different operating characteristics and fuel sources. In our regulated electric operations, we serve approximately 7.4 million retail electric customers in six states in the Southeast and Midwest regions of the United States and we own 50,170 megawatts of generating capacity serving an area of approximately 95,000 square miles with an estimated population of 24 million people. Regulated Utilities also serves 525,000 retail natural gas customers in southwestern Ohio and northern Kentucky. Electricity is also sold wholesale to incorporated municipalities, electric cooperative utilities and other load-serving entities.

        Duke Energy's Commercial Portfolio segment builds, develops and operates wind and solar renewable generation and storage and energy transmission projects throughout the United States. The portfolio includes nonregulated renewable energy, electric transmission, natural gas infrastructure and energy storage businesses.

        Duke Energy's International Energy segment operates and manages power generation facilities and engages in sales and marketing of electric power, natural gas, and natural gas liquids outside the United States. Its activities principally target power generation in Latin America. Additionally, International Energy owns a 25 percent interest in National Methanol Company ("NMC"), a large regional producer of methyl tertiary butyl ether (a gasoline additive), located in Saudi Arabia. International Energy's ownership interest will decrease to 17.5 percent upon the successful startup of NMC's polyacetal production facility, which is expected to occur in early 2017. In February 2016, we announced that we had initiated a process to divest our International Energy business segment, excluding the equity method investment in NMC. We are actively marketing the business. Non-binding offers have been received and are being evaluated. There is no assurance that this process will result in a transaction and the timing for execution of a potential transaction is uncertain.

        We are a Delaware corporation. The address of our principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and our telephone number is (704) 382-3853. Our common stock is listed and trades on the New York Stock Exchange under the symbol "DUK".

        The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption "Where You Can Find More Information."

RISK FACTORS

        Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned "Risk Factors" in our Form 10-K for the year ended December 31, 2015, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

 USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratios of earnings to fixed charges have been calculated using the Securities and Exchange Commission guidelines.

		Year Ended December 31,
	Six Months Ended June 30, 2016
		2015	2014	2013	2012(a)	2011
Earnings as defined for the fixed charges calculation:
Add:
Pretax income from continuing operations(b)	$1,630	$4,053	$3,998	$3,657	$2,068	$1,975
Fixed charges	1,071	1,859	1,871	1,886	1,510	1,057
Distributed income of equity investees	18	104	136	109	151	149
Deduct:
Preferred dividend requirements of subsidiaries	—	—	—	—	3	—
Interest capitalized	8	18	7	8	30	46

Total earnings:	$2,711	$5,998	$5,998	$5,664	$3,696	$3,135

Fixed charges:
Interest on debt, including capitalized portions	$1,039	$1,733	$1,733	$1,760	$1,420	$1,026
Estimate of interest within rental expense	32	126	138	126	87	31
Preferred dividend requirements	—	—	—	—	3	—

Total fixed charges	$1,071	$1,859	$1,871	$1,886	$1,510	$1,057

Ratio of earnings to fixed charges	2.5	3.2	3.2	3.0	2.4	3.0
Ratio of earnings to fixed charges and Preferred dividends combined(c)	2.5	3.2	3.2	3.0	2.4	3.0

(a)
Includes the results of Progress Energy, Inc. beginning on July 2, 2012.

(b)
Excludes amounts attributable to noncontrolling interests and income or loss from equity investees.

(c)
For the periods presented, Duke Energy Corporation had no preferred stock outstanding

DESCRIPTION OF CAPITAL STOCK

        The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation. The following discussion is a summary of our amended and restated certificate of incorporation and by-laws and is qualified in its entirety by reference to those documents.

General

        Our total number of authorized shares of capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share.

Common Stock

        Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock vote together as a class, and every holder of common stock is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder's name on our books. We do not have a classified board of directors nor do we permit cumulative voting.

        Holders of common stock are not entitled to any preemptive rights to subscribe for additional shares of common stock nor are they liable to further capital calls or to assessments by us.

        Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of our common stock are entitled to receive dividends or other distributions as declared by our board of directors at its discretion.

        The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

Preferred Stock

        Our board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by our board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

        Under our certificate of incorporation, the board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

        The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

        Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all our classes entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.

        Our certificate of incorporation provides that certain actions required or permitted to be taken at an annual or special meeting of shareholders may be effected without a meeting by written consent of the holders of our common stock, but only if such action is taken in accordance with our certificate of incorporation, our by-laws and applicable law.

        Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. In addition, special meetings of the shareholders or of any class or series entitled to vote may also be called by our Secretary upon the written request by the holders of record at the time such request is delivered representing at least fifteen percent (15%) of the outstanding shares of our common stock.

        The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, and the requirement that shareholders act at a meeting unless all shareholders agree in writing, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

DESCRIPTION OF DEBT SECURITIES

        Duke Energy will issue the debt securities, whether senior or subordinated, in one or more series under its Indenture, dated as of June 3, 2008, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Indenture, or the Indenture Trustee, will be The Bank of New York Mellon Trust Company, N.A. A copy of the Indenture is an exhibit to the registration statement, of which this prospectus is a part.

        Duke Energy conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

        Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

        The following description of the debt securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.

General

        The Indenture does not limit the amount of debt securities that Duke Energy may issue under it. Duke Energy may issue debt securities from time to time under the Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.

        The debt securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Provisions Applicable to Particular Series

        The prospectus supplement for a particular series of debt securities being offered will disclose the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. Those terms may include some or all of the following:

  •
  the title of the series;

  •
  the total principal amount of the debt securities of the series;

  •
  the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

  •
  the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

  •
  any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

  •
  whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

  •
  the place or places where payments will be made;

  •
  whether Duke Energy has the option to redeem the debt securities and, if so, the terms of its redemption option;

  •
  any obligation that Duke Energy has to redeem the debt securities through a sinking fund or to purchase the debt securities through a purchase fund or at the option of the holder;

  •
  whether the provisions described under "Satisfaction and Discharge; Defeasance and Covenant Defeasance" will not apply to the debt securities;

  •
  the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

  •
  if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

  •
  the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

  •
  whether the debt securities will be issuable as global securities and, if so, the securities depositary;

  •
  any changes in the events of default or covenants with respect to the debt securities;

  •
  any index or formula used for determining principal, premium or interest;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

  •
  the person to whom any interest shall be payable if other than the person in whose name the debt security is registered on the regular record date for such interest payment; and

  •
  any other terms.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the debt securities only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the debt securities. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (excluding certain exchanges not constituting a transfer as set forth in the Indenture). Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the debt securities may be made at The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, New York, New York 10286 or at any other office maintained by Duke Energy for such purpose.

        The debt securities will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. Duke Energy may at any time deliver executed debt securities to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate such debt securities upon the written request of Duke Energy and satisfaction of certain other conditions set forth in the Indenture.

        Duke Energy may offer and sell the debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Global Securities

        We may issue some or all of the Debt Securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

        As long as the securities depositary or its nominee is the registered holder of a global security representing Debt Securities, that person will be considered the sole owner and holder of the global security and the securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

  •
  may not have the global security or any Debt Securities registered in their names;

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  may not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for the global security; and

  •
  will not be considered the owners or holders of the global security or any Debt Securities for any purposes under the applicable securities or the related mortgage or indenture.

        We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Debt Securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

  •
  the securities depositary, with respect to participants' interests; and

  •
  any participant, with respect to interests the participant holds on behalf of other persons.

        Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

  •
  Duke Energy Corporation;

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  the applicable trustee; or

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  any agent of either of them.

Redemption

        Provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem debt securities only upon notice mailed at least thirty (30), but not more than sixty (60) days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those debt securities on the date fixed for redemption and that if the Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those debt securities. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed shall be selected by the Indenture Trustee by such method as the Indenture Trustee shall deem fair and appropriate.

        Duke Energy will not be required to:

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  issue, register the transfer of, or exchange any debt securities of a series during the fifteen (15) day period before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

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  register the transfer of or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

        The Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Indenture and the debt securities issued under it, and Duke Energy must deliver to the Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Indenture, and Duke Energy will be relieved of its obligations under the Indenture and the debt securities.

Modification; Waiver

        Duke Energy may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series of debt securities that are affected by the modification, voting as one class. The consent of the holder of each outstanding debt security affected is, however, required to:

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  change the maturity date of the principal or any installment of principal or interest on that debt security;

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  reduce the principal amount, the interest rate or any premium payable upon redemption of that debt security;

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  reduce the amount of principal due and payable upon acceleration of maturity;

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  change the currency of payment of principal, premium or interest on that debt security;

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  impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

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  reduce the percentage in principal amount of debt securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

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  with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

        In addition, Duke Energy may modify the Indenture for certain other purposes, without the consent of any holders of debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any debt security or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding debt security of the series affected.

Events of Default

        The following are events of default under the Indenture with respect to any series of debt securities, unless Duke Energy states otherwise in the applicable prospectus supplement:

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  failure to pay principal of or any premium on any debt security of that series when due;

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  failure to pay when due any interest on any debt security of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of debt securities that permit such deferrals;

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  failure to make any sinking fund payment when required for any debt security of that series that continues for sixty (60) days;

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  failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the Indenture Trustee or the holders of at least 33% of the outstanding debt securities of that series give Duke Energy and, if such notice is given by the holders, the Indenture Trustee written notice of the default; and

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  certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

        In the case of the fourth event of default listed above, the Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of debt securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action within the original grace period.

        Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

        If an event of default with respect to debt securities of a series occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:

  •
  Duke Energy has paid or deposited with the Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Indenture Trustee; and

  •
  all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

        The Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding debt securities of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercise of any power of the Indenture Trustee with respect to those debt securities. The Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of any series if the Indenture Trustee in good faith considers it in the interest of the holders to do so.

        The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to enforce those payments.

        Duke Energy is required to furnish each year to the Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

        The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. The paying agent will pay interest on debt securities issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on debt securities that are not in global form at its office or, at Duke Energy's option:

  •
  by wire transfer to an account at a banking institution in the United States that is designated in writing to the Indenture Trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

  •
  by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the Indenture Trustee will act as paying agent for that series of debt securities, and the principal corporate trust office of the Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

        Any money that Duke Energy has paid to the Indenture Trustee or a paying agent for principal, any premium or interest on any debt securities which remains unclaimed at the end of two years after that principal, premium or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

        Upon the written request of Duke Energy, the Indenture shall be satisfied and discharged (except as to certain surviving rights and obligations specified in the Indenture) when:

  •
  either all debt securities have been delivered to the Indenture Trustee for cancellation or all debt securities not delivered to the Indenture Trustee for cancellation are due and payable within one year (at maturity or due to redemption) and Duke Energy has deposited with the Indenture Trustee money or government obligations sufficient to pay and discharge such debt securities to the applicable maturity or redemption date (including principal, any premium and interest thereon);

  •
  Duke Energy has paid or caused to be paid all other sums payable under the Indenture by Duke Energy; and

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  Duke Energy has delivered to the Indenture Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

        The Indenture provides that Duke Energy may be:

  •
  discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in the Indenture, such a discharge being called a "defeasance" in this prospectus; and

  •
  released from its obligations under certain restrictive covenants especially established with respect to any series of debt securities, as described in the Indenture, such a release being called a "covenant defeasance" in this prospectus.

        Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption.

        Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

        Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

        Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Indenture Trustee

        The Bank of New York Mellon Trust Company, N.A., or BNYM, is the Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with BNYM or its affiliates. BNYM or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

        The Indenture Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

        Upon any application by Duke Energy to the Indenture Trustee to take any action under any provision of the Indenture, Duke Energy is required to furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act of 1939, as amended.

PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  •
  the name or names of any underwriters;

  •
  the purchase price of the securities and the proceeds to us from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

        Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

        Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from Duke Energy Corporation's Annual Report on Form 10-K, and the effectiveness of Duke Energy Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

        Robert T. Lucas III, Esq., who is our Deputy General Counsel and Assistant Corporate Secretary, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the

SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through Duke Energy's website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is completed.

  •
  Annual Report on Form 10-K for the year ended December 31, 2015, including the portions of our definitive proxy statement filed on Schedule 14A on March 24, 2016 that are incorporated by reference therein;

  •
  Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, and June 30, 2016; and

  •
  Current Reports on Form 8-K filed on January 4, 2016, January 6, 2016, February 18, 2016 (solely with respect to Item 5.02), February 29, 2016, March 7, 2016, April 1, 2016, April 12, 2016, May 10, 2016, June 10, 2016, August 12, 2016, and August 25, 2016.

        We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.